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                                                                   EXHIBIT 10.28

                       EXECUTIVE CHANGE OF CONTROL POLICY


        In the event of a merger of the Company with or into another corporation in which the holders of at least 50% of the Company's outstanding voting power hold less than 50% of the outstanding voting power immediately after such merger, or the sale of substantially all of the assets of the Company (collectively, a "Change of Control"), each outstanding Option of the Key Executives identified by the Board of Directors shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

        If the Option is assumed after a Change of Control and the Key Executive remains an employee at the time of such Change of Control, immediately upon such Change of Control, 50% of the unvested portion of the Option shall accelerate and become immediately exercisable and the remaining unvested portion of the Option shall vest according the normal vesting schedule. Thereafter, if during the one-year period after the date of the Change of Control the Key Executive is terminated not for Cause or voluntarily terminates employment for Good Reason, each as defined below, the remaining unvested portion of the Option shall accelerate and become immediately exercisable.

        As used herein, Cause shall mean (i) willful failure by the Key Executive to substantially perform his duties hereunder, other than a failure resulting from the Key Executive's complete or partial incapacity due to physical or mental illness or impairment; (ii) a willful act by the Key Executive which constitutes misconduct and which is injurious to the Company; or
(iii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company.

        As used herein, "Good Reason" shall mean the following (unless such event(s) applies generally to all senior management of the Company):

               (A) without the Key Executive's express written consent, the assignment to the Key Executive of any duties or the reduction of the Key Executive's duties, either of which results in a significant diminution in the Key Executive's position or responsibilities with the Company in effect immediately prior to the Change of Control, or the removal of the Key Executive from such position and responsibilities;

               (B) without the Key Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Key Executive immediately prior to such reduction;

               (C) a material reduction by the Company in the base salary or bonus opportunity of the Key Executive as in effect immediately prior to such reduction;


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               (D) a material reduction by the Company in the kind or level of the Key Executive benefits to which the Key Executive is entitled immediately prior to such reduction with the result that the Key Executive's overall benefits package is significantly reduced;

               (E) the relocation of the Key Executive to a facility or a location more than 50 miles from the Key Executive's then present location, without the Key Executive's express written consent; or

               (F) any purported termination of the Key Executive's employment by the Company which is not effected for death, disability or for Cause, or any purported termination for which the grounds relied upon are not valid.